Exhibit 99.2

NEWS RELEASE

Contact: Investor Relations

708.483.1300 Ext 1331

TreeHouse Announces Pricing of Common Stock Offering

to Fund Flagstone Foods Acquisition

OAK BROOK, Ill., July 16, 2014 — TreeHouse Foods, Inc. (NYSE: THS) announced today that it priced its previously announced underwritten public offering of 4,304,636 shares of common stock at $75.50 per share. The offering yields gross proceeds to TreeHouse of $325,000,018 and, net of underwriting discount, proceeds of $312,000,017. The offering includes a 30-day option for the underwriters to purchase up to an additional 645,695 shares of common stock. The offering is expected to close on July 22, 2014, subject to customary conditions.

TreeHouse intends to use the net proceeds of the offering to fund, in part, the previously announced acquisition of Flagstone Foods (“Flagstone”). TreeHouse expects to close the acquisition of Flagstone in the third quarter of 2014, however the common stock offering is not conditioned on the closing of the acquisition of Flagstone. TreeHouse intends to finance the remaining portion of the acquisition of Flagstone through borrowings under its existing credit agreement.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, and BofA Merrill Lynch are acting as joint book-running managers for the common stock offering. BMO Capital Markets Corp. and SunTrust Robinson Humphrey, Inc. are acting as lead managers for the common stock offering. Barclays Capital Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, William Blair & Company, L.L.C. and Stephens Inc. are acting as co-managers for the common stock offering. This offering is being made pursuant to an effective shelf registration statement filed with the SEC on November 20, 2013, and a preliminary prospectus supplement filed with the SEC on July 15, 2014, copies of which may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone (866) 803-9204, Wells Fargo Securities, LLC Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, telephone: (800) 326-5897 or via email at cmclientsupport@wellsfargo.com, BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attention: Prospectus Department, Email: dg.prospectus_requests@baml.com, BMO Capital Markets Corp., Attention: Prospectus Department, 3 Times Square, New York, NY 10036, by calling (800) 414-3627 or by email at bmoprospectus@bmo.com and SunTrust Robinson Humphrey, Inc. collect at (404) 926-5463 or through the SEC website at www.sec.gov.

A final prospectus supplement relating to the offering will also be filed with the SEC and, when available, may be obtained by contacting the parties above. Before you invest, you should read the prospectus in the registration statement and other documents TreeHouse has filed with the SEC for more complete information about TreeHouse and the offering.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of TreeHouse, nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels. Our products include non-dairy powdered creamers and sweeteners; condensed, ready to serve and powdered soups; refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; single serve hot beverages; specialty teas; hot and cold cereals; macaroni and cheese, skillet dinners, and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings; pickles and related products; aseptic sauces; and liquid non-dairy creamer. We believe we are the largest manufacturer of pickles and non-dairy powdered creamer in the United States, and the largest manufacturer of private label salad dressings, powdered drink mixes, and instant hot cereals in the United States and Canada, based on sales volume.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at the SEC website, www.sec.gov.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2013 and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

SOURCE TreeHouse Foods, Inc.